Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Fourth Quarter and Fiscal Year 2014 Financial Results

- Fiscal Year 2014 Revenue Increased 22% Versus Last Year –

- Fiscal Year 2014 Net Income and EBITDA Increased 42% Versus Last Year –

- Fiscal Year 2014 Cash From Operating Activities Increased 185% Versus Last Year –

- Company Issues Fiscal Year 2015 Outlook -

Santa Paula, CA., January 12, 2015 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the fourth quarter and fiscal year ended October 31, 2014.

Fiscal Year 2014 Fourth Quarter Results

For the fourth quarter of fiscal year 2014, revenue was $16.3 million, compared to revenue of $14.3 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $15.0 million, compared to $12.9 million in the fourth quarter last year, primarily reflecting higher lemon revenue partially offset by lower avocado and specialty citrus and other crop revenue. Rental operations revenue was $1.2 million in the fourth quarter of fiscal year 2014, compared to $1.1 million in the fourth quarter last year. Real estate development revenue was $0.1 million compared to $0.3 million in the fourth quarter last year.

Agribusiness revenue for the fourth quarter of fiscal year 2014 includes $13.8 million in lemon sales, compared to $9.5 million of lemon sales during the same period of fiscal year 2013, primarily reflecting a higher average price per carton due to more favorable market conditions, and an increase in fresh lemon cartons sold compared to the same period last year. As anticipated, due to typical fluctuations in fruit harvests, the Company generated minimal avocado revenue in the fourth quarter of fiscal year 2014, compared to $1.3 million in the same period of fiscal year 2013. The Company recognized $0.6 million of orange revenue in the fourth quarter of fiscal year 2014, compared to $0.4 million of orange revenue in the same period of fiscal year 2013. Specialty citrus and other crop revenues were $0.6 million in the fourth quarter of fiscal year 2014, compared to $1.7 million in the fourth quarter of fiscal year 2013. The decrease in specialty citrus and other crop revenue is primarily due to lower olive, peach, plum and pistachio production.

Costs and expenses for the fourth quarter of fiscal year 2014 were $20.8 million, compared to $15.9 million in the fourth quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects additional agribusiness costs mainly associated with higher packing costs related to increased lemon volume and the Company’s Yuma, Arizona packing operations, which was acquired in June 2014 and increased third-party grower costs. Additionally, fourth quarter of fiscal year 2014 selling, general, and administration expenses increased due to employee incentive compensation resulting from increased annual profitability of the Company and certain costs incurred in connection with the Company’s strategic initiatives.

Operating loss for the fourth quarter of fiscal year 2014 was $4.5 million, compared to $1.6 million in the fourth quarter of the previous fiscal year. As noted above, the increase in the fourth quarter loss was due to lower avocado and specialty and other crop revenue and increased agribusiness and selling, general and administrative costs. In addition, while fresh lemon sales were higher in the fourth quarter of fiscal year 2014 compared to the fourth quarter of fiscal year 2013, 42% of fresh lemons sold in the fourth quarter of fiscal year 2014 were procured from third party growers at an average per carton cost of $25.71 compared to 38% for the fourth quarter of fiscal year 2013 at an average per carton cost of $17.12.

Adjusted EBITDA was ($3.3) million in the fourth quarter of fiscal year 2014, compared to ($0.6) million in the same period of fiscal year 2013. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2014 was $3.0 million, compared to $1.1 million in the fourth quarter of fiscal year 2013. Net loss per diluted share for the fourth quarter of fiscal year 2014 was $0.21 on approximately 14.1 million weighted average diluted common shares outstanding, compared to net loss per diluted share of $0.08 on approximately 13.7 million weighted average diluted common shares outstanding in the same period of the prior year. The year-over-year increase in shares outstanding is primarily due to shares issued in connection with the acquisition of the Yuma, Arizona packing business.

Fiscal Year 2014 Results

For the fiscal year ended October 31, 2014, revenue increased 22% to $103.5 million, compared to $84.9 million last year. Operating income for fiscal year 2014 was $9.9 million, compared to $5.4 million last year. Adjusted EBITDA for fiscal year 2014 was $14.5 million, compared to $10.0 million last year. Net income applicable to common stock, after preferred dividends, for fiscal year 2014 was $6.5 million, compared to $4.6 million last year. Net income for fiscal year 2014 includes an impairment charge of $0.4 million on the Company’s Centennial property. Net income for fiscal year 2013 includes a $3.1 million gain associated with the sale of Calavo Growers, Inc. ("Calavo Growers") (NASDAQ: CVGW) common stock and a $1.8 million equity loss related to the sale of the Company's investment in HM East Ridge, LLC. These two transactions combined generated approximately $0.9 million of net income and $0.07 earnings per diluted share for the fiscal year ended October 31, 2013. Earnings per diluted share for fiscal year 2014 were $0.46 on approximately 14.1 million weighted average diluted common shares outstanding, compared to $0.36 on approximately 12.8 million weighted average diluted common shares outstanding for fiscal year 2013. The year-over-year increase in shares outstanding is primarily due to shares issued in connection with the acquisitions of Associated and the Yuma, Arizona packing business.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Fiscal year 2014 was another exciting year for Limoneira, as we made significant progress across all aspects of our business. Our annual revenue increased 22% and surpassed $100 million, driven by our expanding agribusiness and in particular higher than historical lemon pricing. Throughout fiscal year 2014, we were successful in leveraging our fixed costs across higher sales volume, resulting in over 40% year-over-year growth for EBITDA and net income in fiscal year 2014. Our strong operating cash flow of $15.7 million in fiscal year 2014 provided the financial flexibility to invest in our strategic initiatives, while continuing to pay shareholders a quarterly dividend, which we increased 20% in fiscal year 2014.”

Mr. Edwards continued, “We made a number of important investments in our core agribusiness, including the acquisition of a citrus packinghouse in Yuma, Arizona and an investment in a citrus packing operation in La Serena, Chile. These acquisitions enhance Limoneria’s ability to be a year-round supplier of lemons and expand our participation in the international market. In addition, we remain on track to complete the expansion of our lemon packing facilities in Santa Paula during fiscal year 2015, which, once complete, is expected to approximately double our annual lemon packing capacity and reduce per carton packing costs.

Mr. Edwards concluded, “Regarding our real estate development business, we continue to make progress with the East Area 1/Santa Paula Gateway project. We expect to receive final approval to move forward on the project following the city council hearing in February 2015, and we are actively engaged in discussions with leading homebuilders. We plan to break ground on the project in 2015. We remain focused on entering into a deal that will optimize the success and profitability of the project.”

Balance Sheet and Liquidity

During the fiscal year ended October 31, 2014, net cash from operating activities increased $10.2 million to $15.7 million, compared to $5.5 million in fiscal year 2013. Net cash used in investing activities increased to $28.2 million in fiscal year 2014, compared to net cash used in investing activities of $11.3 million in fiscal year 2013, primarily related to the Company’s investments in the expansion of its lemon packing facilities, additional farm worker housing units and its equity investment in Rosales S.A.. Net cash provided by financing activities was approximately $12.5 million for fiscal year 2014 compared to $5.9 million in fiscal year 2013. Fiscal year 2014 net financing cash flows include net borrowings from long-term debt of $6.2 million, $9.3 million in proceeds from the issuance of preferred stock and common and preferred dividends paid of $2.8 million. October 31, 2014 long term debt was $67.8 million compared to $61.6 million at the end of fiscal year 2013.

Real Estate Development

During fiscal year 2014, the Company executed its on-going real estate development strategy by capitalizing development costs of $5.1 million. In fiscal year 2013, the Company capitalized real estate development costs of $5.6 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In fiscal year 2014, lemon sales were comprised of approximately 74% to U.S. and Canada-based customers, 25% to domestic exporters, and 1% to international customers.

Alex Teague, Senior Vice President stated, “We currently have over 160 lemon customers, underscoring the success of our sales team. As we begin fiscal year 2015, we are well positioned to benefit from strategic acquisitions and investments that we made over the past two years. With our increased acreage, packing capabilities, and international presence, we anticipate another strong year for our lemon business and ongoing agribusiness growth.”

In the fourth quarter of fiscal year 2014, Limoneira made an investment in Rosales S.A, a citrus packing, marketing and sales operation in La Serena, Chile (“Rosales”). La Serena is a major citrus and avocado growing area in Chile. Rosales, which primarily packs and sells lemons, currently sells its produce into Asian, European, and Chilean markets. Going forward, the Company will handle Rosales' lemon sales to Asian markets. Through its wholly owned Chilean subsidiary, Limoneira Chile SpA, Limoneira invested $1.75 million for a 35% interest in the business.

The Company plans to substantially complete its farm worker housing project in fiscal year 2015, which is expected to add approximately $0.9 million of rental revenue on an annual basis.

Fiscal Year 2015 Outlook

For the fiscal year ending October 31, 2015, the Company expects to sell between 3.2 million and 3.4 million cartons of fresh lemons at an average price of approximately $22.00 per carton, and expects to sell approximately 6.5 to 7.5 million pounds of avocados at approximately $1.00 per pound. However, certain of the Company’s avocado orchards recently experienced freezing temperatures that likely caused damage to a portion of the fiscal year 2015 crop. The extent of the damage is being assessed, which is not expected to be known until the second quarter of fiscal year 2015. The volume range of production noted above reflects the Company’s current estimate of production net of the effects of the damage.

The Company expects operating income and net income for fiscal year 2015 to be similar to fiscal year 2014 operating income and net income as a result of higher anticipated avocado revenue due to the potential for increased production, depending on the extent of avocado freeze damage noted above and lower expected selling, general and administrative expenses offset by anticipated lower lemon revenue due to lower fresh lemon prices.

In addition, subject to the extent of the avocado freeze damage noted above, the Company expects to earn approximately $9.4 million to $10.2 million in operating income in fiscal year 2015, compared to $9.9 million of operating income in fiscal year 2015. Fiscal year 2015 income before tax is expected to be approximately $10.4 million to $11.1 million, compared to $10.6 million of income before tax for fiscal year 2014. The Company expects fiscal year 2015 earnings per diluted share to be in the range of $0.42 to $0.46, compared to fiscal year 2014 earnings per diluted share of $0.46.

Conference Call Information

The Company will host a conference call and audio webcast on January 12, 2015, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (800) 810-0924, and international participants should dial (913) 312-0649.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through January 26, 2015, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 3906606.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,500 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended October 31,		Years Ended October 31,
	2014	2013	2014	2013

Net income (loss)	$(2,835,000)	$(1,084,000)	$6,991,000	$4,906,000
Total interest income, net	(1,000)	(20,000)	(60,000)	(672,000)
Income taxes	(1,463,000)	(309,000)	3,573,000	3,235,000
Depreciation and amortization	952,000	765,000	3,516,000	2,403,000
EBITDA	(3,347,000)	(648,000)	14,020,000	9,872,000
Impairments of real estate development assets	-	95,000	435,000	95,000
Adjusted EBITDA	$(3,347,000)	$(553,000)	$14,455,000	$9,967,000

Limoneira Company

Consolidated Balance Sheets

	October 31,
	2014	2013
Assets
Current assets:
Cash	$92,000	$82,000
Accounts receivable, net	7,236,000	6,419,000
Cultural costs	3,691,000	4,124,000
Prepaid expenses and other current assets	3,849,000	2,972,000
Income taxes receivable	1,143,000	-
Total current assets	16,011,000	13,597,000

Property, plant and equipment, net	105,433,000	86,210,000
Real estate development	88,088,000	83,419,000
Equity in investments	3,638,000	1,800,000
Investment in Calavo Growers, Inc.	24,270,000	14,845,000
Notes receivable	2,084,000	2,041,000
Other assets	8,114,000	8,002,000
Total Assets	$247,638,000	$209,914,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,363,000	$4,784,000
Growers payable	5,839,000	2,325,000
Accrued liabilities	7,539,000	6,280,000
Fair value of derivative instrument	809,000	717,000
Current portion of long-term debt	583,000	569,000
Total current liabilities	21,133,000	14,675,000
Long-term liabilities:
Long-term debt, less current portion	67,771,000	61,563,000
Deferred income taxes	21,792,000	18,540,000
Other long-term liabilities	6,282,000	4,483,000
Total liabilities	116,978,000	99,261,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at October 31, 2014 and 2013) (8.75% coupon rate)	3,000,000	3,000,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	-

Stockholders' equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: 0 issued or outstanding at October 31, 2014 and 2013)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,078,077 and 14,016,011 shares issued and outstanding at October 31, 2014 and 2013, respectively)	140,000	140,000
Additional paid-in capital	89,770,000	88,160,000
Retained earnings	23,308,000	19,098,000
Accumulated other comprehensive income	5,111,000	255,000
Total stockholders' equity	118,329,000	107,653,000
Total Liabilities and Stockholders' Equity	$247,638,000	$209,914,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended October 31,		Twelve months ended October 31,

	2014	2013	2014	2013
Revenues:
Agribusiness	$15,041,000	$12,876,000	$98,522,000	$79,990,000
Rental operations	1,157,000	1,095,000	4,640,000	4,250,000
Real estate development	104,000	316,000	300,000	644,000
Total revenues	16,302,000	14,287,000	103,462,000	84,884,000
Costs and expenses:
Agribusiness	15,595,000	11,826,000	74,325,000	63,607,000
Rental operations	842,000	706,000	3,073,000	2,601,000
Real estate development	379,000	420,000	1,400,000	1,333,000
Impairments of real estate development assets	-	95,000	435,000	95,000
Selling, general and administrative	4,010,000	2,853,000	14,336,000	11,850,000
Total costs and expenses	20,826,000	15,900,000	93,569,000	79,486,000
Operating income (loss)	(4,524,000)	(1,613,000)	9,893,000	5,398,000
Other income (expense):
Interest expense	-	-	-	(124,000)
Interest income from derivative instruments	-	-	-	711,000
Gain on sale of stock in Calavo Growers, Inc.	-	-	-	3,138,000
Interest income	1,000	20,000	60,000	85,000
Equity in earnings (losses) of investments	131,000	207,000	263,000	(1,449,000)
Other income (loss), net	94,000	(7,000)	348,000	382,000
Total other income	226,000	220,000	671,000	2,743,000

Income before income taxes	(4,298,000)	(1,393,000)	10,564,000	8,141,000

Income tax (provision) benefit	1,463,000	309,000	(3,573,000)	(3,235,000)
Net income	(2,835,000)	(1,084,000)	6,991,000	4,906,000
Preferred dividends	(158,000)	(65,000)	(460,000)	(262,000)
Net income applicable to common stock	$(2,993,000)	$1,149,000	$6,531,000	$4,644,000

Basic net income per common share	$(0.21)	$(0.08)	$0.46	$0.36

Diluted net income per common share	$(0.21)	$(0.08)	$0.46	$0.36

Dividends per common share	$0.05	$0.03	$0.17	$0.15

Weighted-average common shares outstanding-basic	14,078,000	13,663,000	14,055,000	12,775,000
Weighted-average common shares outstanding-diluted	14,078,000	13,663,000	14,055,000	12,775,000